EXHIBIT 10.9

EIGHTH AMENDMENT TO CREDIT AGREEMENT

THIS EIGHTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of June 30, 2010, is made by and among RHINO ENERGY LLC, a Delaware limited liability company, formerly known as CAM Holdings LLC (“Borrower”), EACH OF THE GUARANTORS (as hereinafter defined), the LENDERS PARTY HERETO, and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as “Agent”).

WITNESSETH:

WHEREAS, Borrower, Guarantors (as defined therein), Lenders (as defined therein) and Agent are parties to that certain Credit Agreement, dated as of August 30, 2006; as amended by that certain First Amendment to Credit Agreement, dated as of December 28, 2006; as amended by that certain Second Amendment to Credit Agreement and Consent, dated as of March 8, 2007; as amended by that certain Third Amendment to Credit Agreement, dated as of February 29, 2008; as amended by that certain Fourth Amendment to Credit Agreement, dated as of May 15, 2008; as amended by that certain Fifth Amendment to Credit Agreement, dated June 1, 2008; as amended by that certain Sixth Amendment to Credit Agreement and Amendment to Fifth Amendment to Credit Agreement, dated November 4, 2008; as amended by that certain Seventh Amendment to Credit Agreement, dated as of March 31, 2009 (as so amended and as the same may be further amended, modified or supplemented from time to time, the “Credit Agreement”);

WHEREAS, capitalized terms used herein and not otherwise defined herein and defined in the Credit Agreement shall have the meanings assigned to them in the Credit Agreement;

WHEREAS, Wexford Capital LP (as successor-by-merger to Wexford Capital LLC) and various affiliates thereof (the “Wexford Investors”) hold 100% of the member interests of the Borrower, and the Wexford Investors pledged such member interests to the Agent, on behalf of the Lenders, pursuant to that certain Pledge Agreement dated August 30, 2006 (the “Pledge Agreement”);

WHEREAS, the Wexford Investors propose to transfer, pursuant to a series of transfers (collectively, the “Borrower Equity Transfer”), all of the member interests in the Borrower (which transfers shall be made subject to the lien created by the existing Pledge Agreement) such that after giving effect to the Borrower Equity Transfer all of the member interests in the Borrower shall be owned by Rhino Resource Partners LP, a Delaware limited partnership (the “MLP”);

WHEREAS, the above restructuring is done in contemplation of the initial public offering by the MLP of a portion of its common units, representing limited partner interests (the “MLP IPO”);

WHEREAS, in addition to the Borrower Equity Transfer, the Borrower wishes to make certain changes to certain covenants contained in the Credit Agreement

WHEREAS, the Loan Parties now request that Required Lenders agree to consent to the Borrower Equity Transfer and the amendments to the Credit Agreement set forth herein; and Required Lenders are willing to accommodate the request of the Loan Parties, subject to and on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, covenant and agree as follows:

1.                                       Consent to Borrower Equity Transfer.  Effective upon the date that each of the conditions set forth in Section 4 hereof has been satisfied to the satisfaction of the Agent (such date being defined herein as the “Eighth Amendment Effective Date”), the Agent and the Required Lenders consent to the Borrower Equity Transfer provided that contemporaneously with the occurrence of the Borrower Equity Transfer:

(a)                                  The MLP shall execute and deliver to the Agent for the benefit of the Lenders an amended and restated Pledge Agreement (the “Amended and Restated Pledge Agreement”), substantially in the form of Exhibit “A” attached hereto, pledging all of the MLP’s equity interest in the Borrower, and shall have been ratified by the Borrower;

(b)                                 The MLP shall execute and deliver to the Agent for the benefit of the Lenders a joinder to the Guaranty Agreement and the Credit Agreement substantially in the form of Exhibit “B” attached hereto (collectively, the “Joinders”); and

(c)                                  The Secretary or Assistant Secretary of Rhino GP LLC, a Delaware limited liability company (the “General Partner”) shall have delivered to the Agent for the benefit of the Lenders a certificate, dated as of such date and signed by such Secretary or Assistant Secretary, certifying as to:

(i)                                     all authorizing action taken by the MLP and the General Partner with respect to the Amended and Restated Pledge Agreement and the Joinders;

(ii)                                  the names of the officer or officers of the General Partner authorized to sign the Amended and Restated Pledge Agreement, the Joinders and such other documents to be executed by or on behalf of the MLP in connection therewith, and the true signatures of such officer or officers, on which the Agent and each Lender may conclusively rely; and

(iii)                               copies of the organizational documents of the MLP and the General Partner, including its respective certificate of limited partnership, certificate of organization, partnership agreement and operating agreement, as applicable, certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of the MLP and the General Partner in the state where each such entity is organized, all of which shall be reasonably satisfactory to the Agent.

(d)                                 The MLP and the General Partner shall deliver to the Agent such other documents related to the Borrower Equity Transfer, the Amended and Restated Pledge Agreement and the Joinders as may be reasonably required by the Agent, in form and substance reasonably satisfactory to the Agent and its counsel.

2.                                       The following amendments shall become effective upon the Eighth Amendment Effective Date:

(a)                                  Section 1.1 [Certain Definitions] of the Credit Agreement shall be amended to:

(i)                                     Insert the following new definitions in the appropriate alphabetical order therein:

“Eighth Amendment shall mean that certain Eighth Amendment to Credit Agreement, dated as of June     , 2010, among Borrower, Guarantors, Lenders party thereto and Agent.”

“Eighth Amendment Effective Date shall mean the date that each of the conditions set forth in Section 4 of the Eighth Amendment has been satisfied to the satisfaction of the Agent.”

(ii)                                  Amend and restate the definition of Consolidated EBITDA as follows:

“Consolidated EBITDA shall mean, for any period of determination, Consolidated Net Income for such period, (x) excluding therefrom (A) any non-cash extraordinary items of gain or loss (including those items created by mandated changes in accounting treatment) and (B) in the event that the Loan Parties own less than all of the equity interests in any Person, any gain attributable to such Person except to the extent of the cash received from such Person in excess of the aggregate amount of any loans, advances and investments made by the Loan Parties to such Person during such period of determination, plus (y) the aggregate amounts deducted in determining Consolidated Net Income for such period in respect of:  (i) Consolidated Interest Expense, (ii) income taxes, (iii) depletion and depreciation expense and (iv) amortization expense; provided, however, that for the purposes of this definition, with respect to a business acquired by the Loan Parties pursuant to a Permitted Acquisition, Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if the Permitted Acquisition had been consummated at the beginning of such period, and provided, further, that for the purposes of this definition, with respect to a business or assets disposed of by the Loan Parties pursuant to Section 8.2.7, Consolidated EBITDA shall be calculated as if such disposition had been consummated at the beginning of such period.”

(b)                                 Amendment of Section 8.2.17 [Maximum Leverage Ratio].  Section 8.2.17 of the Credit Agreement shall be amended and restated in its entirety as follows:

“8.2.17            Maximum Leverage Ratio.  The Loan Parties shall not at any time permit the Leverage Ratio, calculated at the end of each fiscal quarter, to exceed 3.0:1.0.”

(c)                                  Amendment of Schedule 1.1(A) [Pricing Grid-Variable Pricing and Fees Based on Leverage Ratio].  The Pricing Grid-Variable Pricing and Fees Based on Leverage Ratio set forth in Schedule 1.1(A) of the Credit Agreement is hereby amended and restated in its entirety as set forth on the schedule titled as Schedule 1.1(A) — Pricing Grid - Variable Rate Pricing and Fees Based on Leverage Ratio, attached hereto and made a part hereof.

(d)                                 Amendment of Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].  Section 8.2.6 (3)(viii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(viii)  (A) the MLP’s pro-forma Leverage Ratio is less than 3.0 to 1.0 after giving effect to such Permitted Acquisition and assuming that an additional $15,000,000 has been borrowed as Loans immediately after such Permitted Acquisition (the assumption that $15,000,000 of additional Loans is outstanding is purely hypothetical for purposes of demonstrating a potential Leverage Ratio post-acquisition and has no other purpose under this Agreement), and (B) the Borrower shall have Availability of at least $15,000,000 after giving effect to such Permitted Acquisition and any Loan associated therewith; and”

(e)                                  Amendment of Schedule 1.1(B) [Commitments of Lenders and Addresses for Notices].  Schedule 1.1(B) of the Credit Agreement is hereby amended and restated in its entirety as set forth on the schedule titled as Schedule 1.1(B) — Commitments of Lenders and Addresses for Notices attached hereto and made a part hereof.

3.                                       The following agreements and amendments shall become effective upon the date of the initial public offering by the MLP of a portion of its common units, representing limited partner interests (the “MLP IPO Date”) and the satisfaction of each of the conditions set forth in Section 5 of this Amendment to the satisfaction of the Agent, provided such date occurs on or before December 31, 2010 (as such date may be extended pursuant to the terms of Section 6 of this Amendment, the “Required MLP IPO Completion Date”):

(a)                                  The following definitions contained in Section 1.1 [Certain Definitions] shall be amended and restated in their entirety as follows:

“Affiliate as to any specified Person shall mean any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.”

“Change of Control shall mean the occurrence of any one or more of the following events:  (i) Wexford shall fail to own, directly or indirectly, at least 51% of the membership interests in the General Partner, (ii) the General Partner shall cease to own and control, of record and beneficially, 100% of the general partner interests in the MLP, or (iii) the MLP shall cease to own, directly or indirectly, 100% of the membership interests of the Borrower.”

“Consolidated Interest Expense for any period of determination shall mean, on a consolidated basis, the sum of all interest (including the interest portion of any capitalized lease obligations) and letter of credit fees or commissions due and payable by the MLP and its consolidated Subsidiaries with regard to Indebtedness for such period.  For purposes of the above calculation, with respect to a business acquired by the Loan Parties pursuant to a Permitted Acquisition, Consolidated Interest Expense shall be calculated on a pro forma basis in accordance with GAAP as if the Indebtedness associated with the Permitted Acquisition had been incurred on the first day of such period.”

“Consolidated Net Income shall mean the net income (or deficit) of the MLP and its consolidated Subsidiaries, for the period in question, after deducting all operating expenses, provisions for all taxes and reserves (including reserves for all deferred income taxes) and all other proper deductions, all determined on a consolidated basis.”

“Consolidated Tangible Net Worth shall mean as of any date of determination total stockholders’ equity less intangible assets of the MLP and its consolidated Subsidiaries as of such date determined and consolidated in accordance with GAAP.”

“Consolidated Total Indebtedness shall mean the Indebtedness of the MLP and its consolidated Subsidiaries determined and consolidated in accordance with GAAP.  It is specifically agreed that Consolidated Total Indebtedness shall not include any contingent obligations of the MLP and its consolidated Subsidiaries with respect to surety bonds entered into in the ordinary course of business or letters of credit delivered in lieu thereof; provided that if any such obligations become due and payable and are not paid within fifteen (15) Business Days of the due date therefor, such obligations shall be included in Consolidated Total Indebtedness.”

“Interest Coverage Ratio shall mean the ratio of Consolidated EBITDA to Consolidated Interest Expense, determined as of the end of each fiscal quarter of the MLP for the four fiscal quarters then ended.”

“Leverage Ratio shall mean the ratio of Consolidated Total Indebtedness to Consolidated EBITDA.  For purposes of calculating the Leverage Ratio, Consolidated Total Indebtedness shall be determined as of the end of each fiscal quarter of the MLP and Consolidated EBITDA shall be determined as of the end of each fiscal quarter of the MLP for the four fiscal quarters then ended.”

“Loan Parties” shall mean the Borrower and the Guarantors, provided that any reference to the term “Loan Party” or “Loan Parties” in any Loan Documents, other than the Credit Agreement, the Notes, the Guaranty Agreement, and the Pledge Agreement (Borrower), shall not include the MLP.

“Pledge Agreement (Borrower) shall mean the Amended and Restated Pledge Agreement in substantially the form of Exhibit “A”, attached to the Eighth Amendment executed and delivered by the MLP to the Agent for the benefit of the Lenders.”

(b)                                 Section 1.1 [Certain Definitions] of the Credit Agreement shall be amended to insert the following new definitions in the appropriate alphabetical order therein:

“General Partner shall mean Rhino GP LLC, a Delaware limited liability company.”

“Hydrocarbon Auxiliary Assets and Activities means (i) equipment or infrastructure related to Hydrocarbons or Hydrocarbon Interests, (ii) assets and activities germane to mid-stream businesses involving Hydrocarbons or Hydrocarbon Interests, (iii) oil and gas services businesses and (iv) the exploration, mining and development of materials used in the extraction of Hydrocarbons.”

“MLP” shall mean Rhino Resource Partners LP, a Delaware limited partnership.

“MLP IPO” shall mean the initial public offering by the MLP of a portion of its common units, representing limited partner interests and all transactions related thereto.

“MLP IPO Date” shall mean the date of the MLP IPO.

“MLP Available Cash shall have the meaning assigned to the term “Available Cash” in the Partnership Agreement.”

“MLP Quarterly Distributions shall mean the distributions by the MLP of MLP Available Cash.”

“Partnership Agreement shall mean the First Amended and Restated Agreement of Limited Partnership of Rhino Resource Partners LP, as in effect on the MLP IPO Date.”

“Wexford shall mean (i) Wexford Capital LP (as successor-by-merger to Wexford Capital LLC), (ii) any fund or other entity owned, managed, or otherwise controlled by Wexford Capital LP (as successor-by-merger to Wexford Capital LLC), and (iii) each Person who is an owner of Wexford Capital LP (as successor-by-merger to Wexford Capital LLC).”

(c)                                  The definition of “Tax Distributions” contained in Section 1.1 [Certain Definitions] shall be deleted in its entirety.

(d)                                 Amendment of Section 8.1.14 [Collateral and Additional Collateral, Etc.].  Subsection (i) of Section 8.1.14 of the Credit Agreement shall be amended and restated as follows:

“(i)                               Pursuant to the Loan Documents, (A) the Borrower and any Subsidiaries, shall grant, or cause to be granted, to the Agent, for the benefit of the Lenders, a first priority security interest in and Lien on, subject only to Permitted Liens, (x) all Collateral, (y)  all equity interests of the Borrower and its Subsidiaries, and (z) all other assets of the Borrower and any Subsidiaries, whether owned on the Closing Date or subsequently acquired except those assets subject to capitalized leases or Purchase Money Security Interests and the Excluded Properties and (B) the MLP shall grant to the Agent for the benefit of the Lenders, a first priority security interest in and Lien on, subject to Permitted Liens, all of the MLP’s equity interest in the Borrower.  Notwithstanding the foregoing, to the extent a Lien is not granted on after-acquired Property by virtue of the Loan Documents, the Loan Parties (other than the MLP) shall have thirty (30) calendar days from the date of such acquisition to grant to the Agent, on behalf of the Lenders, a Lien, as more fully described in subsections (i) and (ii), below.”

(e)                                  Amendment of Section 8.2.1 [Indebtedness].  The following sentence shall be added to the end of Section 8.2.1 of the Credit Agreement:

“Notwithstanding anything contained herein to the contrary, the MLP shall not incur any Indebtedness other than in connection with the Loan Documents or pursuant to Guaranties permitted by Section 8.2.3 herein.”

(f)                                    Amendment of Section 8.2.4 [Loans and Investments].  The subsections (iv), (v) and (vi) of Section 8.2.4 of the Credit Agreement shall be amended and restated as follows:

“(iv) loans, advances and investments in other Loan Parties except loans, advances and investments in the MLP or any Excluded Subsidiary;

(v) investments (including any investments in the Excluded Subsidiaries) not otherwise permitted by this Section 8.2.4 in an aggregate amount not to exceed $25,000,000 at anytime outstanding, provided that investments in the MLP are specifically excluded; and

(vi) investments (other than by the MLP) in an oil and gas joint venture and drilling program in amounts not to exceed $25,000,000 for the period commencing the date of the Sixth Amendment and ending December 31, 2008 and in amounts not to exceed $25,000,000 thereafter.”

(g)                                 Amendment of Section 8.2.5 [Dividends and Related Distributions].  Section 8.2.5 of the Credit Agreement shall be amended and restated in its entirety as follows:

“8.2.5                  Dividends and Related Distributions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests or on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, except

(i)                                     dividends or other distributions payable to another Loan Party (other than the MLP);

(ii)                                  upon ten (10) Business Days prior notice to the Agent, Borrower may transfer equity interests in any Excluded Subsidiary (other than any Subsidiaries of Rhino Energy WV, LLC with regard to which the restrictions in this paragraph shall not apply and whose equity interests may be transferred without regard to the procedures and restrictions below), provided, however, (a) that no uncured Event of Default shall be in existence at the time of such transfer, (b) that at the time of such transfer, the Loan Parties can demonstrate pro forma compliance with the covenants after taking into account such transfer by delivering to the Agent a Compliance Certificate, and (c) that the Borrower shall deliver any documentation related to such transfer, which such documentation shall be reasonably satisfactory, in form and substance, to the Agent; and upon such transfer, such Excluded Subsidiary shall cease to be a Loan Party and shall be released as a Guarantor, and the pledge of the equity interest therein and the security interest in after-acquired property of such Excluded Subsidiary shall be released;

(iii)                               dividends or other distributions payable by the Borrower to the MLP in such amounts as required to pay the general and administrative costs and expenses of the MLP incurred in connection with the operation of its business including, without limitation, amounts payable to the General Partner pursuant to the terms of the Partnership Agreement that do not constitute distributions on the general partner interest or limited partner interests in the MLP held by the General Partner;

(iv)                              dividends or other distributions payable by the Borrower to the MLP in such amounts as is required by the MLP to pay dividends or distributions or redeem equity interests, in each case pursuant to incentive compensation and similar benefit plans provided to the management and employees of the MLP and its Subsidiaries of up to $5,000,000 per annum; and

(v)                                 so long as no Event of Default or Potential Default exists and is continuing or would result therefrom, the MLP and the Borrower may declare, make or incur a liability to make distributions to fund MLP Quarterly Distributions; provided that (A) such MLP Quarterly Distributions are made in accordance with the provisions of the Partnership Agreement and (B) the aggregate amount of MLP Quarterly Distributions with respect to any fiscal quarter shall not exceed MLP Available Cash for such fiscal quarter.”

(h)                                 Amendment of Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].  The following sentence shall be added to the end of Section 8.2.6 of the Credit Agreement:

“Notwithstanding anything contained herein to the contrary, the MLP shall not be permitted to be a party to any liquidation, merger, and consolidation.”

(i)                                     Amendment of Section 8.2.8 [Affiliate Transactions].  Section 8.2.8 of the Credit Agreement shall be amended and restated in its entirety as follows:

“8.2.8                  Affiliate Transactions.

None of the Borrower nor any of the Guarantors shall or shall permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate who is not a

Loan Party or an Excluded Subsidiary (including purchasing property or services from or selling property or services to any Affiliate or other Person), unless such transaction is not otherwise prohibited by this Agreement, is entered into upon fair and reasonable arm’s-length terms and conditions which are fully disclosed to the Agent and is in accordance with all applicable Law, except:

(i)                                     reimbursement of the General Partner and its Affiliates for general and administrative costs and expenses of the MLP or General Partner or its Affiliates incurred in connection with the operation of the MLP’s business,

(ii)                                  any dividend, distribution, or redemption permitted by Section 8.2.5; and

(iii)                               discrete transactions having an aggregate value for all such transactions of less than $100,000 per year.”

(j)                                     Amendment of Section 8.2.10 [Continuation of or Change in Business].  Section 8.2.10 of the Credit Agreement shall be amended and restated in its entirety as follows:

“Section 8.2.10                             Continuation of or Change in Business.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the business substantially as conducted and operated or as proposed to be conducted and operated by such Loan Party or Subsidiary on the Closing Date or any business substantially related thereto, and such Loan Party or Subsidiary shall not permit any material change in such business; provided, however, that the Loan Parties and/or any of their Subsidiaries may engage in any business related to Hydrocarbons, Hydrocarbon Interests or Hydrocarbon Auxiliary Assets and Activities that are supplemental and ancillary to the business substantially as conducted and operated or as proposed to be conducted and operated by such Loan Party or Subsidiary on the Closing Date, which such business shall include entering into an oil and gas joint venture, entering into a drilling program for oil and gas wells and entering into a program for servicing oil and gas wells.  Notwithstanding anything contained in this Section or elsewhere in the Agreement, the MLP may not engage in any active business operations and may not have any equity interests or other loans or investments except for its equity ownership of the Borrower.”

(k)                                  Amendment of Section 8.2.13 [Issuance of Stock, Partnership Interests or Member Interests].  Section 8.2.13 of the Credit Agreement shall be amended and restated in its entirety as follows:

“Section 8.2.13                             Issuance of Stock, Partnership Interests or Member Interests.

Each of the Loan Parties (other than the MLP) shall not, and shall not permit any of its Subsidiaries to issue any additional shares of such Loan Party’s capital stock (if it is a corporation), partnership interests of such Loan Party (if it is a partnership) or limited liability company interests of such Loan Party (if it is a limited liability company); or any options, warrants or other rights in respect thereof.”

(l)                                     Amendment of Section 8.2.14 [Change in Organizational Documents].  Section 8.2.14 of the Credit Agreement shall be amended and restated in its entirety as follows:

“Section 8.2.14  Change in Organizational Documents.

(i)                                     None of the Loan Parties (other than the MLP) shall, nor shall permit, any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents, provided, however, that the Loan Parties may enter into (a) amendments to the certificates of formation and limited liability company agreements of the Loan Parties and their Subsidiaries in order to facilitate the transactions contemplated by the MLP IPO; (b)  amendments that would not have a material and adverse effect on the interests of the Lenders and that would not affect the validity, perfection or priority of the Lenders’ security interests in the Pledged Collateral; and (c) amendments to document minor administrative changes in the governance of any such Loan Party so long as notice of all such amendments are provided to the Agent at the time of any such amendment.

(ii)                                  The MLP shall not make any amendments, modifications and/or any supplements or changes to the Partnership Agreement, without the prior written approval of the Required Lenders, if such amendment, modification and/or supplement or change affects the computation of “Available Cash.”

(m)                               Deletion of Section of Section 8.2.15 [Capital Expenditures].  Section 8.2.15 of the Credit Agreement shall be deleted in it entirety and replaced with the following:

“8.2.15                        Intentionally Omitted.”

(n)                                 Amendment of Section 8.3.2 [Quarterly Financial Statements].  Section 8.3.2 of the Credit Agreement shall be amended and restated in its entirety as follows:

“Section 8.3.2  Quarterly Financial Statements.

As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, (i) financial statements of the MLP and its consolidated Subsidiaries, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal quarter and related consolidated and consolidating statements of income, retained earnings, and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower or, if the Borrower so elects, of the General Partner as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year or (ii) the 10-Q of the MLP with respect to such fiscal quarter.”

(o)                                 Amendment of Section 8.3.3 [Annual Financial Statements].  Section 8.3.3 of the Credit Agreement shall be amended and restated in its entirety as follows:

“Section 8.3.3  Annual Financial Statements.

As soon as available and in any event within ninety (90) days after the end of each fiscal year of the MLP, (i) financial statements of the MLP and its consolidated Subsidiaries consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year, and related consolidated and consolidating statements of income, retained earnings, and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Agent or (ii) the 10-K of the MLP with respect to such fiscal year.  The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.”

(p)                                 Amendment of Section 8.3.4 [Certificate of the Borrower].  Section 8.3.4 of the Credit Agreement shall be amended and restated in its entirety as follows:

“Section 8.3.4  Certificate of the Borrower.

Concurrently with the financial statements, 10-K’s or 10-Q’s of the MLP furnished to the Agent and to the Lenders pursuant to Sections 8.3.2 [Quarterly Financial Statements] and 8.3.3 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of the Borrower signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower, in the form of Exhibit 8.3.4, to the effect that, except as described pursuant to Section 8.3.5 [Notice of Default], (i) the representations and warranties of the Borrower contained in Section 6 and in the other Loan Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and the Loan Parties have performed and complied with all covenants and conditions hereof, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate and (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements, 10-K’s or 10-Q’s with all financial covenants contained in Section 8.2 [Negative Covenants].”

(q)                                 Amendment of Schedule 6.1.1 [Qualifications to Do Business].  Schedule 6.1.1 of the Credit Agreement is hereby amended and restated in its entirety as set forth on the schedule titled as Schedule 6.1.1 — Qualifications to Do Business attached hereto and made a part hereof.

(r)                                    Amendment of Schedule 6.1.2 [Capitalization].  Schedule 6.1.2 of the Credit Agreement is hereby amended and restated in its entirety as set forth on the schedule titled as Schedule 6.1.2 — Capitalization attached hereto and made a part hereof.

(s)                                  Amendment of Schedule 6.1.18 [Insurance Policies].  Schedule 6.1.18 of the Credit Agreement is hereby amended and restated in its entirety as set forth on the schedule titled as Schedule 6.1.18 — Insurance Policies attached hereto and made a part hereof.

4.                                       Conditions to the Eighth Amendment Effective Date.  The amendments and agreements set forth in Sections 1 and 2 of this Amendment shall become effective upon the date that each of the following conditions has been satisfied to the satisfaction of the Agent:

(a)                                  Execution and Delivery of Amendment.  The Borrower, the other Loan Parties, the Required Lenders, and the Agent shall have executed this Amendment, and all other documentation necessary for effectiveness of this Amendment shall have been executed and delivered all to the satisfaction of the Borrower, the Required Lenders and the Agent.

(b)                                 Officer’s Certificate.  There shall be delivered to the Agent a certificate of the Loan Parties, dated as of the Eighth Amendment Effective Date and signed by the Chief Executive Officer, President, Vice President or Chief Financial Officer of each Loan Party in their capacity as such, certifying that:  (i) the representations and warranties of the Borrower contained in Article 6 of the Credit Agreement shall be true and accurate on and as of the Eighth Amendment Effective Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein); (ii) the Loan Parties shall have performed and complied with all covenants and conditions of the Credit Agreement and this Amendment; and (iii) no Event of Default or Potential Default under the Credit Agreement shall have occurred and be continuing or shall exist.

(c)                                  Representations and Warranties; No Event of Default.  The representations and warranties contained in Section 6 of the Credit Agreement and Section 8 of this Amendment, and of each Loan Party in each of the other Loan Documents, are true and correct on and as of the Eighth Amendment Effective Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties were true and correct on and as of the specific dates or times referred to therein), each of the Loan Parties has performed and complied with all covenants and conditions hereof and thereof, and no Event of Default or Potential Default has occurred and is continuing or exists as of the Eighth Amendment Effective Date; and by its execution and delivery of this Amendment, the Borrower and each other Loan Party certifies to each such effect.

(d)                                 Payment of Fees.  The Borrower has paid, or caused to be paid, (i) all fees, costs and expenses payable to the Agent or for which the Agent is entitled to be reimbursed, to the extent invoiced, including but not limited to the reasonable fees and expenses of the Agent’s legal counsel, and (ii) a closing fee payable to each Lender that has executed this

Amendment on or before the date hereof in an amount equal to twenty-five (25) basis points of such Lender’s Commitment.

(e)                                  Consents.  All material consents required to effectuate the transactions contemplated to occur on the Eighth Amendment Effective Date have been obtained.

(f)                                    Legal Details.  All legal details and proceedings in connection with the transactions contemplated by this Amendment are in form and substance satisfactory to the Agent and counsel for the Agent, and the Agent has received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Agent and its counsel, as the Agent or its counsel may reasonably request.

(g)                                 Delivery of Pro Forma Projections.  The Borrower has delivered to the Agent pro-forma projections (including a pro-forma closing balance sheet, statement of operations and cash flow), together with the assumptions used in preparing the forecast financial statements, for each of the fiscal years from 2010 through 2014, such pro-forma projections to be in form and substance satisfactory to the Agent (it being understood that the pro-forma projections are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material).

5.                                       Conditions to Effectiveness of MLP IPO Amendments Set Forth in Section 3 of this Amendment.  The amendments and agreements set forth in Section 3 of this Amendment shall become effective upon the date that each of the following conditions has been satisfied to the satisfaction of the Agent:

(a)                                  Eighth Amendment Effective Date.  The Eighth Amendment Effective Date shall have occurred.

(b)                                 Consummation of the Borrower Equity Transfer.  The Borrower Equity Transfer shall have occurred and the Borrower shall have complied with the requirements of Section 1 of this Amendment in connection therewith.

(c)                                  MLP IPO.  The MLP IPO shall have occurred.

(d)                                 Opinion of Counsel.  There shall be delivered to the Agent for the benefit of each Lender a written opinion of Vinson & Elkins LLP, dated as of the MLP IPO Date, substantially in the form of Exhibit “C”, attached hereto and made a part hereof.

(e)                                  Representations and Warranties; No Event of Default.  The representations and warranties contained in Section 6 of the Credit Agreement and in Section 8 of this Amendment, and of each Loan Party in each of the other Loan Documents, are true and correct on and as of the MLP IPO Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties were true and correct on and as of the specific dates or times referred to therein), each of the Loan Parties has performed and complied with all covenants and conditions hereof and thereof, and no Event of Default or Potential Default has occurred and is continuing or exists as of the MLP IPO Date.

(f)                                    Consents.  All material consents required to effectuate the transactions contemplated to occur on the MLP IPO Date have been obtained.

(g)                                 Legal Details.  All legal details and proceedings in connection with the transactions contemplated by this Amendment and the other Loan Documents are in form and substance satisfactory to the Agent and counsel for the Agent, and the Agent has received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Agent and its counsel, as the Agent or its counsel may reasonably request.

6.                                       Extension of the MLP IPO Required Completion Date.  In the event that the MLP IPO fails to occur on or before December 31, 2010, the Borrower may request an extension of the MLP IPO Required Completion Date of up to six months to June 30, 2011 and such extension shall be automatically granted provided that the following conditions are satisfied as of December 31, 2010:

(a)                                  no Event of Default or Potential Default has occurred and is existing;

(b)                                 the Borrower and the other Loan Parties are otherwise in compliance with all terms, covenants and conditions of the Loan Documents; and

(c)                                  no Material Adverse Change has occurred.

7.                                       Lien Termination Statements. Provided that contemporaneously with the occurrence of the Borrower Equity Transfer the MLP shall have executed and delivered to the Agent for the benefit of the Lenders the Amended and Restated Pledge Agreement, the Agent and the Required Lenders hereby agree that (i) the UCC-1 financing statements filed against each member of the Borrower that was a signatory to the Pledge Agreement shall be deemed terminated and (ii) each such member, the Borrower and the Borrower’s counsel are authorized to file UCC-3 financing statements terminating such UCC-1 financing statements

8.                                       Representations and Warranties.  By its execution and delivery of this Amendment to Agent, Borrower and each of the other Loan Parties represents and warrants to Agent and Lenders as follows:

(a)                                  Authorization, Etc.  Each Loan Party has duly authorized, executed and delivered this Amendment.

(b)                                 Material Adverse Change.  After giving effect to this Amendment, no Material Adverse Change shall have occurred with respect to Borrower or any of the other Loan Parties since the Closing Date of the Credit Agreement.

(c)                                  Litigation.  After giving effect to this Amendment, there are no actions, suits, investigations, litigation or governmental proceedings pending or, to Borrower’s or any other Loan Party’s knowledge, threatened against any of the Loan Parties that could reasonably be expected to result in a Material Adverse Change.

(d)                                 Organizational Documents Not Amended.  As of the date hereof, the organizational documents of such Loan Party have not been amended or modified since copies thereof were previously delivered to Agent.

9.                                       Miscellaneous.

(a)                                  Full Force and Effect.  All provisions of the Credit Agreement and the other Loan Documents remain in full force and effect on and after the date of this Amendment except as expressly amended hereby.  The parties do not amend any provisions of the Credit Agreement or any other Loan Document except as expressly amended hereby.

(b)                                 Counterparts.  This Amendment may be signed in counterparts (by facsimile transmission or otherwise), but all of which together shall constitute one and the same instrument.

(c)                                  Incorporation into Credit Agreement.  This Amendment shall be incorporated into the Credit Agreement by this reference.  All representations, warranties, Events of Default and covenants set forth herein shall be a part of the Credit Agreement as if originally contained therein.

(d)                                 Governing Law.  This Amendment shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

(e)                                  No Novation.  Except as amended hereby, all of the terms and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect.  Borrower, the other Loan Parties, each Lender, and Agent acknowledge and agree that this Amendment is not intended to constitute, nor does it constitute, a novation, interruption, suspension of continuity, satisfaction, discharge or termination of the obligations, loans, liabilities or indebtedness under the Credit Agreement or the other Loan Documents.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE - EIGHTH AMENDMENT TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Eighth Amendment as of the day and year first above written.

ATTEST:

By:	/s/ Melissa Ouellette	By:	/s/ Richard A. Boone
Name:	Melissa Ouellette	Name:	Richard A. Boone
Title:	Witness	Title:	Senior Vice President and Chief Financial
Officer of each of the following companies:

RHINO ENERGY LLC
CAM MINING LLC
CAM-BB LLC
CAM-KENTUCKY REAL ESTATE LLC
RHINO NORTHERN HOLDINGS LLC
CAM COAL TRADING LLC
LEESVILLE LAND, LLC
CAM AIRCRAFT LLC
HOPEDALE MINING LLC
CAM-OHIO REAL ESTATE LLC
SPRINGDALE LAND, LLC
CAM-COLORADO LLC
TAYLORVILLE MINING LLC
CLINTON STONE LLC
McCLANE CANYON MINING LLC
RHINO COALFIELD SERVICES LLC
RHINO RECLAMATION SERVICES LLC
SANDS HILL MINING LLC
RHINO SERVICES LLC
RESERVE HOLDINGS LLC
RHINO TRUCKING LLC
RHINO TECHNOLOGIES LLC
TRIAD ROOF SUPPORT SYSTEMS LLC
RHINO OILFIELD SERVICES LLC
RHINO EXPLORATION LLC

[SIGNATURE PAGE - EIGHTH AMENDMENT TO CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION,
individually and as Agent

By:	/s/ Richard C. Munsick
Name:	Richard C. Munsick
Title:	Senior Vice President

[SIGNATURE PAGE - EIGHTH AMENDMENT TO CREDIT AGREEMENT]

BANK OF AMERICA, N.A.

By:	/s/ Christopher T. Renyi
Name:	Christoper T. Renyi
Title:	Vice President

[SIGNATURE PAGE - EIGHTH AMENDMENT TO CREDIT AGREEMENT]

THE HUNTINGTON NATIONAL BANK

By:	/s/ W. Christopher Kohler
Name:	W. Christopher Kohler
Title:	Vice President

[SIGNATURE PAGE - EIGHTH AMENDMENT TO CREDIT AGREEMENT]

[FIFTH THIRD BANK]

By:	/s/ Mary-Alicha Wheldon
Name:	Mary-Alicha Wheldon
Title:	Vice President

[SIGNATURE PAGE - EIGHTH AMENDMENT TO CREDIT AGREEMENT]

RAYMOND JAMES BANK, FSB, individually
and as Co-Documentation Agent

By:	/s/ Garrett McKinnon
Name:	Garrett McKinnon
Title:	Senior Vice President

[SIGNATURE PAGE - EIGHTH AMENDMENT TO CREDIT AGREEMENT]

ROYAL BANK OF CANADA

By:	/s/ Jay T. Sartain
Name:	Jay T. Sartain
Title:	Authorized Signatory

[SIGNATURE PAGE - EIGHTH AMENDMENT TO CREDIT AGREEMENT]

UNION BANK, N.A., individually and as Co-Documentation Agent

By:	/s/ Bryan P. Read
Name:	Bryan P. Read
Title:	Vice President

[SIGNATURE PAGE - EIGHTH AMENDMENT TO CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as successor-in-interest by merger to Wachovia Bank, National Association, individually and as Co-Documentation Agent

By:	/s/ Jonathan R. Richardson
Name:	Jonathan R. Richardson
Title:	Vice President

SCHEDULE 1.1(A)

Pricing Grid-Variable Pricing and Fees Based on Leverage Ratio

Level	Applicable Leverage Ratio	Euro-Rate Margin	Base Rate Margin	Commitment Fee	Applicable Letter of Credit Fee
I	Less than or equal to 2.00 to 1.00	3.00%	1.50%	.50%	3.00%
II	Greater than 2.00 to 1.00 but less than or equal to 2.50 to 1.00	3.25%	1.75%	.50%	3.25%
III	Greater than 2.50 to 1.00	3.50%	2.00%	.50%	3.50%

For purposes of determining the Applicable Margin and the Applicable Letter of Credit Fee Rate:

(a)           As of the Closing Date, the Applicable Margin and Applicable Letter of Credit Fee Rate shall be such rates determined in accordance with paragraph (b) below, provided that, for the period beginning with the Closing Date and ending upon the Financials Delivery Date for the March 31, 2007 Compliance Certificate, such rates shall be no less than the respective amounts set forth under Level III of this Schedule 1.1(A) set forth above.

(b)           It is expressly agreed that after the Closing Date, the Applicable Margin and the Applicable Letter of Credit Fee Rate shall be determined based upon Schedule 1.1(A) above; provided, however, that the Applicable Margin and the Applicable Letter of Credit Fee Rate shall be set as of the Financials Delivery Date regardless of the actual date that a Compliance Certificate is provided to the Lenders.

SCHEDULE 1.1(B)

Commitments of Lenders and Addresses for Notices

Lender		Amount of Commitment for Revolving Credit Loans	Ratable Share

Name:	Bank of America, N.A.	$20,000,000	10.000000000%
Address:	100 Federal Street
Mail Code MA5-100-09-08
Boston, Massachusetts 02110
Attention:	Robert Valbona
Telephone:	(617) 434-3384
Telecopy:	(617) 434-3652
Email:	robert.d.valbona@bankofamerica.com

Name:	The Huntington National Bank	$20,000,000	10.000000000%
Address:	900 Lee Street - 2nd Floor
Charleston, West Virginia 25301
Attention:	L. Blair DeVan, Vice President
Telephone:	(304) 348-7138
Telecopy:	(304) 348-5055
Email:	blair.devan@huntington.com

Name:	Fifth Third Bank	$20,000,000	10.00000000000%
Address:

Attention:
Telephone:
Telecopy:
Email:

Name:	PNC Bank, National Association	$43,000,000	21.50000000000%
Address:	One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222
Attention:	Richard C. Munsick
Senior Vice President
Telephone:	(412) 762-4299
Telecopy:	(412) 762-6484
Email:	richard.munsick@pnc.com

Name:	Raymond James Bank, FSB	$27,000,000	13.500000000%
Address:	710 Carillon Parkway
St. Petersburg, Florida 33716
Attention:	Andrew D. Hahn, Vice President
Telephone:	(727) 567-7762
Telecopy:	(727) 567-8830
Email:	andrew.hahn@raymondjames.com

Name:	Royal Bank of Canada	$16,000,000	8.000000000%
Address:	3900 Williams Tower
2800 Post Oak Boulevard
Houston, Texas 77056
Attention:	Don McKinnerney
Telephone:	(713) 403-5607
Telecopy:	(713) 403-5624
Email:	don.mckinnerney@rbccm.com

Name:	Union Bank of California, N.A.	$27,000,000	13.500000000%
Address:	Energy Capital Services
445 S. Figueroa Street, 15th Floor
Los Angeles, California 90071
Attention:	Bryan Read, Vice President
Telephone:	(213) 236-4128
Telecopy:	(213) 236-4096
Email:	bryan.read@uboc.com

Name:	Wells Fargo Bank, National Association	$27,000,000	13.500000000%
Address:	201 S. Jefferson Street, 2nd Floor
Roanoke, Virginia 24011
Attention:	Jonathan R. Richardson,
Vice President
Telephone:	(540) 563-7691
Telecopy:	(540) 563-6320
Email:	jonathan.richardson@wachovia.com

TOTAL		$200,000,000	100%

SCHEDULE 6.1.1

Qualifications to Do Business

SCHEDULE 6.1.2

Capitalization

SCHEDULE 6.1.18

Insurance Policies

Exhibit “A”

Form of Amended and Restated Pledge Agreement

Exhibit “B”

Form of Joinder to Guaranty Agreement and Credit Agreement

Exhibit “C”

Form of Opinion